Life Enhancement Technology Ltd.
Statement of Operations
For the Six Months Ended June 30, 2011 and 2010

ITEMS	SIX MONTHS ENDED JUNE 30, 2011 RMB	SIX MONTHS ENDED JUNE 30, 2010 RMB
Sales	2,637,222.72	581,517.04
Including: Export sales
Less: Sales discounts and allowances
Net sales	2,637,222.72	581,517.04
Less: Sales tax	40,264.95	219.77
Cost of sales	1,083,724.37	368,730.28
Including: Cost of export sales
Gross profit on sales	1,513,233.40	212,566.99
Less: Selling expenses	60,563.40	18,376.94
General and administrative expenses	531,647.69	392,129.22
Financial expenses	31,777.12	6.84
Including : Interest expenses (less interest income)	30,462.12
Exchange loss (less exchange gains)
Profit on sales	889,245.19	(197,946.01)
Add: Income from other operations
Operating profit	889,245.19	(197,946.01)
Add: Investing gains
Non-operating income
Less: Non-operating expenses		-
Add: Profit and loss adjustment for previous years
TOTAL PROFIT	889,245.19	(197,946.01)
Less: Income tax	111,155.65
NET PROFIT	778,089.54	(197,946.01)

Life Enhancement Technology Ltd.
Balance Sheet
At June 30, 2011

ASSETS	Bal.E/P(RMB)	LIABILITIES AND OWNERS'EQUITY	Bal.E/P(RMB)
CURRENT ASSETS		CURRENT LIABILITIES
Cash on hand	891.64	Short term loans
Cash in bank	504,162.70	Notes payable
Marketable securities		Accounts payable	239,737.01
Notes receivable		Accrued payroll
Accounts receivable		Taxes payable	93,822.80
Less:Allowance for bad debts		Dividends payable
Etrust bank to make collections		Advances received	24,013.60
Advances to suppliers	36,133.03	Other payables	1,228,381.27
Other receivables	448,806.52	Accured expenses	32,029.33
Prepaid and deferred expenses		Bonus and welfare funds for staff and workers
Inventories	2,119,986.62	Long term liabilities payable at maturity within a year
Less:Allowance for loss on realization of stock
Long term investment recovery due within a year
Other current assets
Total current assets	3,109,980.51	Total current liabilities	1,617,984.01
LONG TERM INVESTMENT		LONG TERM LIABILITIES
Long term investment		Long term loans
Receivables over a year		Bond payable
FIXED ASSETS		Premium(discount) on bond payable
Fixed assets-cost	577,729.99	Payable over a year
Less:accumulated depreciation	515,720.27	OTHER LIABILITIES
Fixed assets-net value	62,009.72	Exchange gain during preparation period
Disposal of fixed assets		Deferred investment income
CONSTRUCTION WORK IN PROCESS		Deferred lease income
Construction work in process		Credit item of deferred tax
INTANGIBLE ASSETS		Other deferred credits
Right to the use of site		Exchange gain to be written off
Industrial property and proprietary technology			1,617,984.01
Other intangible assets		OWNER'S EQUITY
Total intangible assets
OTHER ASSETS		Paid in capital	993,234.00
Organization expenses		Including: Foreign investment	993,234.00
Exchange loss during preparation period
Deferred investment losses		Translation reserve
Debit item of deferred tax		Reserve fund
Other deferred expenses		Expansion fund
Exchange loss to be writton off		Repayment of investment by profit
		Current year profit	1,686,466.06
		Retained earnings	(1,125,693.84)
Total other assets		Total owners' equity	1,554,006.22
TOTAL ASSETS	3,171,990.23	TOTAL LIABILITIES AND OWNERS’ EQUITY	3,171,990.23